TOMPKINS FINANCIAL CORPORATION 8-K

Exhibit 99.1

News Release

For Immediate Release:

May 13, 2019

For more information contact:

Stephen S. Romaine, President & CEO

Tompkins Financial Corporation (888) 503-5753

WITH PHOTO – Tegan Head shot.jpg

Jennifer Tegan joins Tompkins Financial Corporation

Board of Directors

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP) - Tompkins Financial Corporation is pleased to welcome Jennifer R. Tegan to the Tompkins Financial Corporation Board of Directors. Ms. Tegan was officially elected at the Annual Meeting of Shareholders held on Tuesday, May 7, 2019. Ms. Tegan will continue as a director of Tompkins Financial’s affiliate, Tompkins Trust Company, where she has served since 2016.

Since starting with Cayuga Venture Fund in 2002, Ms. Tegan has been working with, supporting and financing entrepreneurs in technology-based companies in the areas of communications equipment, social networking, semi-conductors, materials sciences, consumer products, and SAAS. As part of her role with Cayuga Venture Fund, she also serves on the corporate boards of GiveGab (Ithaca, NY), Venuebook (New York, NY), POM (Newark, NJ) and True Gault (New York, NY). In 2018, Ms. Tegan joined the board of directors of the National Venture Capital Association, the preeminent trade association advocating for public policy that supports the American entrepreneurial ecosystem. Ms. Tegan is past President and current Executive Committee Member of the Upstate Capital Association of New York Board (formerly, UVANY) a membership trade organization whose mission is to increase access to capital for entrepreneurs and companies in Upstate NY.

Thomas R. Rochon, Chairman of Tompkins Financial, stated, “We are very pleased to welcome Jennifer to the Tompkins Financial Board of Directors. She brings great experience, a strong reputation, and shares our board’s long term commitment to Tompkins Financial’s values and goals.”

Steve Romaine, President and CEO of Tompkins Financial Corporation, stated, “We believe Jennifer’s qualifications to sit on our Board of Directors include her executive experience in a leadership position at Cayuga Venture Fund, her service on the Tompkins Trust Company Board of Directors, and her involvement with economic development and other civic engagement in the Tompkins County region.”

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Ms. Tegan is also an active member of the Tompkins County community and serves on the Board of Tompkins County Area Development and the Board of the Elizabeth Ann Clune Montessori School of Ithaca. She also has served on the Board of the Tompkins Cortland Community College Foundation and on the Economic Development Committee for the Ithaca Urban Renewal Agency.

Tegan has her BA and MS in geology from Smith College and University of Cincinnati, respectively, and her MBA from Cornell University. She is a marathon runner and enjoys weightlifting, hiking, cross-country and downhill skiing. She lives in Ithaca with her husband and daughter.

Tompkins Financial Corporation is a financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, Tompkins Bank of Castile, Tompkins Mahopac Bank, Tompkins VIST Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

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